Exhibit 99.1

FORM OF INSTRUCTIONS

AS TO USE OF

IKANOS COMMUNICATIONS, INC.

SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT AST PHOENIX ADVISORS, YOUR BANK OR BROKER

AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Ikanos Communications, Inc., a Delaware corporation (“Ikanos”), to the holders of record (the “Recordholders”) of its common stock, par value $0.001 per share (the “Common Stock”), as described in the prospectus dated             , 2014 (the “Prospectus”). Recordholders of Common Stock as of 5:00 p.m., Eastern Time, on September 26, 2014 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of Common Stock (the “Underlying Shares”). In the Rights Offering, Ikanos is offering up to 144,925,083 Underlying Shares.

Each Recordholder will receive one Subscription Right for each share of Common Stock owned of record as of 5:00 p.m., Eastern Time, on the Record Date. The Subscription Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on             , 2014, unless extended (the “Expiration Time”). Each Subscription Right entitles the holder thereof to a basic subscription right to purchase 1.459707 shares of Common Stock at a subscription price of $0.41 per share (the “Basic Subscription Price”). For example, if a Recordholder owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time on the Record Date, it would receive 100 Basic Subscription Rights and would have the right to purchase 145 shares of Common Stock for the Subscription Price (or a total payment of $59.45). In addition, each Subscription Right includes an over-subscription privilege to purchase additional shares of Common Stock that are not purchased by other stockholders pursuant to their Basic Subscription Rights. You are entitled to exercise your over-subscription privilege only if you exercise your Basic Subscription Right in full. If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on the back of your Subscription Rights Certificate.

Fractional shares of Common Stock resulting from the exercise of the Subscription Right will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by American Stock Transfer & Trust Company, LLC, the subscription agent (the “Subscription Agent”) will be returned, without interest or penalty, within 10 business days following the closing of the Rights Offering.

Ikanos will not be required to issue shares of its Common Stock to you if the Subscription Agent does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents, unless you send the documents in compliance with the guaranteed delivery procedures described below. Ikanos may extend the Expiration Time by giving oral or written notice to the Subscription Agent on or before the Expiration Time. If Ikanos elects to extend the Expiration Time, it will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced Expiration Time. The Subscription Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificates”).

The number of Subscription Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATES, OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE SUBSCRIPTION RIGHT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC ON OR BEFORE THE EXPIRATION TIME. ONCE A HOLDER OF SUBSCRIPTION RIGHTS HAS EXERCISED THE SUBSCRIPTION RIGHT, SUCH EXERCISE MAY NOT BE REVOKED. SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE.

1.	Method of Subscription — Exercise of Subscription Rights.

To exercise Subscription Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Subscription Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Subscription Right, to the Subscription Agent, on or prior to the Expiration Time. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for (a) by check or bank draft drawn upon a U.S. bank payable to “American Stock Transfer & Trust Company, LLC”, as Subscription Agent for Ikanos Communications, Inc., or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at [Bank, Routing Number], Account Number [            ] (the “Subscription Account”). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer. Payments will be deemed to have been received upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or (iii) receipt of wire transfer of funds in the Subscription Account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Subscription Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check, money order or wire transfer of funds.

DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY.

The Rights Certificate and payment of the Subscription Price, or, if applicable, Notices of Guaranteed Delivery (as defined below) must be delivered to the Subscription Agent by one of the methods described below:

CONTACTING THE SUBSCRIPTION AGENT AND INFORMATION AGENT. The address and telephone numbers of the Subscription Agent are as follows:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, NY 11219

Phone:	(718) 921-8317
(877) 248-6417 (toll-free)
Fax:	(718) 234-5001

The address and telephone number of the Information Agent for inquiries, information or requests for additional documentation are as follows:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Phone:	(877) 478-5044 (toll-free)
(212) 493-3910 (for banks and brokers)

Delivery to an address other than those above does not constitute valid delivery.

By making arrangements with your broker, dealer, bank or other nominee for the delivery of funds on your behalf you may also request such broker, dealer, bank or other nominee to exercise the Rights Certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form of the Notice of Guaranteed Delivery included with these instructions, from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, shareholder, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, (each, an “Eligible Institution”), to be received by the Subscription Agent on or prior to the Expiration Time together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Subscription Rights represented by the Rights Certificate or Rights Certificates held by you, the number of Underlying Shares being subscribed for pursuant to the Subscription Right and that you will guarantee the delivery to the Subscription Agent of any properly completed and executed Rights Certificate or Rights Certificates evidencing such Subscription Rights within three (3) business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, the properly completed Rights Certificate or Rights Certificates evidencing the Subscription Right or Subscription Rights being exercised, with any signatures required to be guaranteed so guaranteed, must be received by the Subscription Agent within three (3) business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Rights Certificates at the address set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (Facsimile No. (    )     -    ). Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address set forth above, or by calling the Subscription Agent at the telephone number set forth above.

If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Subscription Rights with respect to the maximum number of whole Subscription Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Subscription Right in full, the excess subscription payment received by the Subscription Agent will be returned to you, without interest or penalty, within 10 business days following the closing of the Rights Offering.

Brokers, dealers, banks and other nominees who exercise Subscription Rights on behalf of beneficial owners are required to certify to Ikanos and the Subscription Agent, on a Nominee Holder Certification Form, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Rights, whether the Basic Subscription Rights of each beneficial owner on whose behalf the nominee holder is acting has been exercised in full, and the number of our shares of Common Stock being subscribed pursuant to the over-subscription privilege of each beneficial owner on whose behalf the nominee holder is acting.

2.	Issuance of Common Stock.

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a) Subscription Right. As soon as practicable after the Expiration Time and the valid exercise of Subscription Rights, the Subscription Agent will issue shares of Common Stock issuable with respect to shares purchased pursuant to the Subscription Right. All of such shares will be issued in book entry (“DRS”) form. The Subscription Agent will issue DRS confirmations to each Recordholder confirming the number of shares of Common Stock acquired.

(b) Excess Cash Payments. Within 10 business days following the closing of the Rights Offering and after all adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price by the Subscription Agent will be mailed to each Recordholder, without interest or penalty.

3.	Sale or Transfer of Rights.

The Subscription Rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your Subscription Rights to anyone.

4.	Execution.

(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees. If you specify special payment or delivery instructions, your signature must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

5.	Method of Delivery.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Recordholder. However, if you elect to exercise your Subscription Rights, Ikanos urges you to consider using a certified check or wire transfer of funds to ensure that the Subscription Agent receives your funds prior to the Expiration Time. If you send an uncertificated check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check, bank draft drawn upon a U.S. bank or wire transfer funds directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instruments and wire transfer. Any personal check used to pay for shares of Common Stock must clear the appropriate financial institutions prior to the Expiration Time. The clearinghouse may require five or more business days to clear an uncertified check. Accordingly, Recordholders that wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.

6.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Subscription Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Subscription Right may be effected by instructing DTC to transfer Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Subscription Rights exercised pursuant to the Subscription Right by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Subscription Right.

4